Exhibit 4.01

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A NOTE PURCHASE AGREEMENT DATED AS OF APRIL 20, 2008, BY AND AMONG THE ISSUER AND THE OTHER PERSONS NAMED THEREIN, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF, AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT AND THE ISSUE DATE OF THIS SECURITY IS JUNE 2, 2008. A HOLDER MAY OBTAIN THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY FOR THESE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO BLUE COAT SYSTEMS, INC., 420 NORTH MARY AVENUE, SUNNYVALE, CALIFORNIA 94085, ATTENTION: KEVIN ROYAL.

BLUE COAT SYSTEMS, INC.

SENIOR CONVERTIBLE NOTE

Issuance Date: June 2, 2008	Original Principal Amount: U.S. $

FOR VALUE RECEIVED, Blue Coat Systems, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of                      (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”) issued pursuant to the Purchase Agreement (as defined below). Capitalized terms used herein and not otherwise defined have the respective meanings given them in Section 24.

1. Maturity. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder the outstanding Principal and accrued and unpaid Late Charges, if any, on such Principal to but excluding the Maturity Date. The “Maturity Date” shall be June 2, 2013.

2. Interest; Interest Rate. This Note shall not bear interest (other than any Late Charge).

3. Conversion. This Note shall be convertible into shares of the Company’s Common Stock on the terms and conditions set forth in this Section 3.

(a) Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert all (or any portion equal to $1,000 or any integral multiple of $1,000 in excess thereof) of the outstanding and unpaid Conversion Amount into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction to the nearest whole share. The Company shall pay any and all taxes and fees that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Note shall be determined by dividing (x) such Conversion Amount by (y) the then applicable Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $20.76, subject to adjustment as provided herein.

(c) Conversion Mechanics.

(i) To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall transmit by facsimile (or otherwise deliver) a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company in accordance with Section 19(a), with a copy to the Company’s transfer agent for the Common Stock (the “Transfer Agent”) and (B) if required by Section 14(d), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice and, if required hereby, this Note (the “Share Delivery Date”), the Company shall:

(A) if the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposits and Withdrawal at Custodian system; provided that such shares of Common Stock shall not be Restricted Securities; or

(B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or, if such shares of Common Stock are Restricted Securities, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(ii) Pro Rata Conversion. Without limiting the remedies set forth above, in the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to the restrictions in this Note, shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute thereafter.

(iii) Limitations on Conversion. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates) would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(c)(iii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(c)(iii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other recent notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any percentage not in excess of 9.9% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(iv) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market.

4. Put Right.

(a) Put Right. If the Common Stock is suspended from trading or ceases to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period (a “Put Event”), the Holder shall have the right, at the Holder’s option (the “Put Option”), to require the Company to repurchase for cash all or a portion of this Note at a purchase price equal to 100% of the outstanding Principal and accrued and unpaid Late Charges, if any, on this Note (the “Put Price”). For the avoidance of doubt, a Put Event shall be deemed to occur immediately prior to a Fundamental Transaction in which the Common Stock is converted into or exchanged for cash, securities or property, other than a Fundamental Transaction in which the Common Stock is converted into or exchanged for consideration at least 90% (by value) of which (excluding cash payments for fractional shares and pursuant to dissenters’ appraisal rights) consists of a Successor Entity’s common stock or equivalent equity security which trades or is listed or quoted on an Eligible Market.

(b) Put Mechanics. In order to exercise a Put Option, the Holder shall (A) transmit by facsimile (or otherwise deliver) a written notice of the Holder’s election to exercise such Put Option (the “Put Notice”) to the Company in accordance with Section 19(a) and (B) if required by Section 14(d), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the tenth (10th) Business Day following the date of receipt of a Put Notice and, if required hereby, this Note (the “Share Delivery Date”), the Company shall make payment of the Put Price in accordance with Section 19(b).

5. Rights Upon Event of Default.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date;

(ii) the Company’s failure to pay to the Holder any amount of Principal or Late Charges when and as due under this Note (including in connection with any exercise of the Put Option);

(iii) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of Title 11, United States Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for a material portion of its properties or (D) makes a general assignment for the benefit of its creditors;

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Significant Subsidiaries for a material portion of its properties or (C) orders the liquidation of the Company or any of its Significant Subsidiaries, which order or decree, in the case of any of clauses (A) through (C), remains unstayed and in effect for 90 days or more;

(v) upon the later of (A) sixty (60) days after the occurrence of a default for failure to pay principal or interest on any other Indebtedness of the Company or any of its Significant Subsidiaries involving an outstanding principal amount in excess of $25,000,000, where such default would give rise to the acceleration of such indebtedness and (B) the actual acceleration of such other indebtedness; or

(vi) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against the Company or any of its Significant Subsidiaries and which judgments are not, within ninety (90) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within ninety (90) days after the expiration of such stay.

(b) Remedies. Upon the occurrence of an Event of Default pursuant to Section 5(a)(iii) or 5(a)(iv), the outstanding Principal and accrued and unpaid Late Charges, if any, on this Note shall become immediately due and payable. If any Event of Default other than an Event of Default pursuant to Section 5(a)(iii) or 5(a)(iv) shall occur and be continuing, the holders of at least twenty-five percent (25%) in aggregate Principal amount of the Notes outstanding may, by written notice to the Company, declare the outstanding Principal and accrued and unpaid Late Charges, if any, on the Notes and the Other Notes immediately due and payable; provided that any declaration of acceleration pursuant to this sentence may be rescinded and annulled with the written consent of the holders of at least a majority in aggregate Principal amount of the Notes outstanding.

6. Adjustment of Conversion Price.

(a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock, payable in shares of Common Stock or any securities of the Company or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately prior to such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the distribution date of any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. If the Company, at any time while this Note is outstanding, issues rights, options or warrants to all holders of Common Stock, such issuance will also be granted to the Holder on an as-converted basis without the Holder having to convert this Note in order to be entitled to such issuance.

(c) Other Dividends. If the Company, at any time while this Note is outstanding, pays a dividend or otherwise makes a distribution or distributions of cash or other assets (other than any dividend or distribution described in Section 6(a) or 6(d)), such dividend will also be granted to the Holder on an as-converted basis (without regard to any conversion limitations) without the Holder having to convert this Note in order to be entitled to such issuance.

(d) Fundamental Transactions. If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions to any Person other than a wholly owned Subsidiary, or (iii) the Company effects any reclassification of the Common Stock or any compulsory share exchange, in each case as a result of which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon conversion of this Note immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one (1) share of Common Stock (the “Alternate Consideration”). If the Fundamental Transaction causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Alternate Consideration into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election. To the extent necessary to effectuate the foregoing provisions, any Successor Entity shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6(d) and ensuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e) Adjustment of Conversion Price upon Certain Self-Tenders. If the Company at any time or from time to time on or after the Issuance Date makes a payment of cash or other consideration to the holders of the Common Stock in respect of a tender offer or exchange offer, other than an odd-lot offer, and the value of the sum of (i) the aggregate cash and other consideration paid for such Common Stock, and (ii) any other consent or other fees paid to holders of Common Stock in respect of such tender offer or exchange offer expressed as an amount per share of Common Stock validly tendered or exchanged pursuant to such tender offer or exchange offer, exceeds the Volume Weighted Average Price of the Common Stock on the Trading Day immediately prior to the date any such tender offer or exchange offer is first publicly announced (the “Tender Announcement Date”), then the Conversion Price shall be adjusted in accordance with the following formula:

R’ = R x           O x P

               F + (P x O’)

For purposes of the foregoing formula:

R = the Conversion Price in effect at the expiration time of the tender offer or exchange offer that is the subject of this Section 6(e) (the “Expiration Time”);

R’ = the Conversion Price in effect immediately after the Expiration Time;

F = the fair market value (as determined by the Company’s Board of Directors in the exercise of their fiduciary duties with the concurrence of the Required Holders) of the aggregate value of all cash and any other consideration paid or payable for Common Stock validly tendered or exchanged (including any consent or other fees) and not withdrawn prior to the Expiration Time (the “Purchased Shares”);

O’ = the number of shares of Common Stock outstanding immediately after the Expiration Time, excluding any Purchased Shares;

O = the number of shares of Common Stock outstanding immediately after the Expiration Time, including any Purchased Shares; and

P = the Volume Weighted Average Price of the Common Stock on the Trading Day next succeeding the Tender Announcement Date.

Such decrease, if any, shall become effective immediately upon the opening of business on the day next succeeding the Expiration Time. In the event that the Company is obligated to purchase shares pursuant to any tender offer or exchange offer, but the Company is prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such tender or exchange offer had not been made. If the application of this Section 6(e) to any tender or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender or exchange offer under this Section 6(e). The Company shall not effect any transaction described in this Section 6(e) if such transaction would have the effect of setting the Conversion Price at an amount that would cause the exercise in full of the conversion rights set forth in this Section 6 to result in a violation of NASD Rules or any listing standards applicable to the Company.

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. No adjustment shall be made to the Conversion Price unless such adjustment would require a change of at least 1% in the Conversion Price. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment or in connection with any Conversion of the Notes. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(g) Limitations on Adjustments. Notwithstanding the foregoing, no adjustment of the Conversion Price shall be made pursuant to this Section 6 with respect to any transaction that would otherwise result in an adjustment to the Conversion Price pursuant to this Section 6 (an “Adjustment Transaction”) to the extent that the Holder of this Note is permitted to participate in such Adjustment Transaction, without conversion of this Note, on the same terms and with the same rights as if the Holder was the holder of the number of shares of Common Stock issuable upon conversion of this Note as of the record date or other applicable relevant date for such Adjustment Transaction. In addition, notwithstanding the foregoing, no adjustment of the Conversion Price shall be made pursuant to this Section 6 as a result of any issuance of Common Stock:

(i) in connection with any existing or future equity incentive plan or grant of equity incentives to directors or employees (including new directors and employees) approved by the Board of Directors of the Company;

(ii) upon the exercise or conversion of any options or convertible securities outstanding prior to the Issuance Date;

(iii) upon conversion of the Notes; or

(iv) for any accrued and unpaid Late Charges.

7. Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 7 pursuant to written agreements, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount equal to the principal amounts of the Notes held by such holder, having substantially identical conversion rights as the Notes (and, as applicable, reflecting any adjustments pursuant to 6(d)) and having substantially identical ranking to the Notes. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section 7 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

8. Avoidance of Obligations. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action (including entering into any agreement which would limit or restrict the Company’s ability to perform under any Transaction Document), avoid or seek to avoid the observance or performance of any of the material terms of this Note or other Transaction Document, and will at all times in good faith carry out all of the provisions of the Transaction Documents and take all action as may be required to protect the rights of the Holder under the Transaction Documents.

9. Reservation of Authorized Shares.

(a) Reservation. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, a number of shares of Common Stock for each of the Notes equal to the greater of (x) 4,046,243 shares of Common Stock (which number of shares equals 105% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date) and (y) 100% of the Conversion Rate with respect to the Conversion Amount of each such Note as then in effect (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of an Authorized Share Failure, but in no event later than the next annual meeting of the stockholders of the Company after the occurrence of such Authorized Share Failure at which such proposal can properly be brought before the stockholders, the Company shall seek approval for an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

10. Voting Rights. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the General Corporate Law of the State of Delaware, and as expressly provided in this Note.

11. Rank. All payments due under this Note shall rank pari passu with all Other Notes and all other Senior Indebtedness of the Company.

12. Vote to Change Terms of the Notes. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to the Notes and such change or amendment shall bind all holders of the Notes; provided, that no reduction to the Principal or Late Charges or change to the Maturity Date or any conversion or put rights set forth herein may be made without the affirmative vote or written consent of each holder of Notes affected thereby; provided, further, that the Holder of this Note may amend or waive any term or provision of this Note without such vote or written consent.

13. Transfer. Subject to any restrictions on transfer set forth in the Purchase Agreement, this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company; provided that the Note may not be transferred in increments of less than $20,000,000 (or $5,000,000 at any time after an Event of Default) in principal amount or such lesser principal amount of Notes as is then held by the Holder; provided, further, that the limitation in the immediately preceding proviso shall not apply with respect to any transfer by a Holder to a Permitted Transferee (as defined in the Purchase Agreement) of such Holder in amounts of not less than $100,000 or such lesser principal amount of Notes as is then held by the Holder.

14. Reissuance of This Note; Book Entry.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(c)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(c)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion or put of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(c)) representing the outstanding Principal.

(c) Issuance of New Notes.

(i) Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and (iv) shall have the same rights and conditions as this Note.

(ii) This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes in principal amounts of at least $20,000,000 (or $5,000,000 at any time after an Event of Default) in principal amount or such lesser principal amount of Notes as is then held by the Holder (or, if issued to facilitate a transfer to a Permitted Transferee of a Holder, in an amount not less than $100,000 or such lesser principal amount of Notes as is then held by the Holder), representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion or purchase by the Company of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (i) the full Conversion Amount represented by this Note is being converted, (ii) the full Put Price represented by this Note is being put to the Company pursuant to the Put Option or (iii) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender. The Holder and the Company shall maintain records showing the Principal and Late Charges converted and the dates of such conversions or purchase or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the outstanding Principal of this Note is greater than the Principal portion being converted or repurchased, and the Holder hereof shall request in writing, then the Company shall as soon as practicable, and in no event later than fifth (5th) Business Days after, such request and receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 14) representing the outstanding Principal not converted or purchased. The Person or Persons specified in the Conversion Notice as entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages actually suffered by the Holder as a result of any failure by the Company to comply with the terms of this Note. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16. Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

17. Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

18. Failure Or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

19. Notices; Payments.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions in the Purchase Agreement. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the signature page to such Purchaser’s Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of two percent (2%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

20. Cancellation. After all Principal, accrued Late Charges and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

21. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.

22. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and the Holder each hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Without limiting the foregoing, each party agrees that service of process on such party as provided in the Purchase Agreement shall be deemed effective service of process on such party. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

23. WAIVER OF JURY. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

24. Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Adjustment Transaction” shall have the meaning set forth in Section 6(g).

“Alternate Consideration” shall have the meaning set forth in Section 6(d).

“Authorized Share Allocation” shall have the meaning set forth in Section 9(b).

“Authorized Share Failure” shall have the meaning set forth in Section 9(b).

“Bankruptcy Law” shall have the meaning set forth in Section 5(a).

“Bloomberg” means Bloomberg Financial Markets (or any successor thereto).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing Ask Price”, “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing ask price, the last closing bid price and the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing ask price, the closing bid price or the closing trade price, as the case may be, then the ask price, the bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing ask price, the last closing bid price or the last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg. If the Closing Ask Price, the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Ask Price, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined in good faith by the Board of Directors of the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Common Stock” means the common stock, par value $0.0001, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Amount” shall have the meaning set forth in Section 3(b)(i).

“Conversion Date” shall have the meaning set forth in Section 3(c)(i).

“Conversion Failure” means the Company’s failure, after receipt of a proper conversion notice from the Holder pursuant to Section 3(c)(i), to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Business Days after the Conversion Date.

“Conversion Notice” shall have the meaning set forth in Section 3(c)(i).

“Conversion Price” shall have the meaning set forth in Section 3(b)(ii).

“Conversion Rate” shall have the meaning set forth in Section 3(b).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Notes.

“Custodian” shall have the meaning set forth in Section 5(a)(iii).

“DTC” shall have the meaning set forth in Section 3(c)(i).

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Stock Market or another national securities exchange or quotation system.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Exchange Act” shall have the meaning set forth in Section 3(c)(iii).

“Expiration Time” shall have the meaning set forth in Section 6(e).

“Fundamental Transaction” shall have the meaning set forth in Section 6(d).

“Holder” shall have the meaning set forth in the Preamble.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Issuance Date” shall have the meaning set forth in the Preamble.

“Late Charge” shall have the meaning set forth in Section 19(b).

“Maturity Date” shall have the meaning set forth in Section 1.

“Maximum Percentage” shall have the meaning set forth in Section 3(c)(iii).

“NASD” means the National Association of Securities Dealers, Inc., currently known as the Financial Industry Regulatory Authority, Inc.

“Note” and “Notes” shall have the meaning set forth in the Preamble.

“Other Notes” shall have the meaning set forth in the Preamble.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person, the Person with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.

“Principal” shall have the meaning set forth in the Preamble.

“Principal Market” means, with respect to the Company as of the Issuance Date, the Nasdaq Global Select Market.

“Purchase Agreement” means the Note Purchase Agreement, dated as of April 20, 2008, by and among the Company and the Purchasers party thereto, relating to the issuance and sale of the Notes.

“Purchased Shares” shall have the meaning set forth in Section 6(e).

“Put Event” shall have the meaning set forth in Section 4(a).

“Put Notice” shall have the meaning set forth in Section 4(b).

“Put Option” shall have the meaning set forth in Section 4(a).

“Put Price” shall have the meaning set forth in Section 4(a).

“Required Holders” means, at any given time, the holders of Notes representing more than 67% of the aggregate principal amount of the Notes then outstanding.

“Required Reserve Amount” shall have the meaning set forth in Section 9(a).

“Restricted Securities” means “restricted securities” within the meaning of the Securities Act for which the applicable holder has not satisfied the requirements for removing the restrictive legends required by Section 4.5 of the Purchase Agreement as described in Section 5.5 of the Purchase Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Indebtedness” of any Person means any Indebtedness of such Person that by its terms is not made expressly subordinate to other Indebtedness of such Person.

“Share Delivery Date” shall have the meaning set forth in Section 3(c)(i).

“Significant Subsidiary” shall mean a “significant subsidiary,” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC, of the Company.

“Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any, Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made; provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity of any such Person.

“Tender Announcement Date” shall have the meaning set forth in Section 6(e).

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than four hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time, or such other time as such exchange or market publicly announces shall be the closing time of trading).

“Transaction Documents” means this Note and the Purchase Agreement relating to this Note

“Transfer Agent” shall have the meaning set forth in Section 3(c)(i).

“Volume Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at

4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg. If the Volume Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Volume Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company’s Board of Directors and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

BLUE COAT SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Note]

EXHIBIT I

BLUE COAT SYSTEMS, INC.

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Blue Coat Systems, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:

  (if electronic book entry transfer)

Transaction Code Number:

  (if electronic book entry transfer)

Signature(s)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs the Transfer Agent to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent instruction letter dated                     , from the Company and acknowledged and agreed to by the Transfer Agent.

BLUE COAT SYSTEMS, INC.

By:
Name:
Title:

Dated: